Exhibit 99.1

News Release
Andrew Corporation
3 Westbrook Corporate Center, Suite 900, Westchester, IL USA 60154 Phone: +1 [708] 236-6600 www.andrew.com

Andrew Will Seek to Overturn US Court Decision

In Geolocation Patent Suit

WESTCHESTER, IL, September 14, 2007—Andrew Corporation, a global leader in communications systems and products, will seek to set aside today’s US District Court jury verdict in a patent infringement lawsuit and continue its focus on providing innovative mobile location systems that benefit the world’s wireless operators and their customers.

Federal court jurors in Wilmington, Del., ruled in favor of TruePosition, Inc., finding that Andrew had willfully infringed a single TruePosition patent in providing a geolocation system to a customer in the Middle East.  The jury’s decision to award $45.3 million in damages, as well as the underlying issue of Andrew’s liability, is subject to the outcome of various post trial motions and appeals that Andrew will vigorously pursue.  Although TruePosition may seek to increase the damages awarded, up to trebling the amount, Andrew believes any damages awarded, including any increase, is inappropriate.

“We are extremely disappointed in the jury’s ruling and strongly disagree with this outcome,” said Terry Garner, group president, Andrew Network Solutions.  “We will fight aggressively to overturn this verdict, either at the trial court level or on appeal, so that wireless operators all over the world are not restricted from choosing geolocation systems that work best for their networks.  Andrew believes that this verdict ultimately will be reversed.

“Our number one focus has been, and continues to be, on the needs of our customers.  We look forward to competing and winning where it matters most—in the global communications marketplace where wireless operators benefit from our industry leading geolocation offerings.”

TruePosition filed its complaint on October 25, 2005 in the US District Court for the District of Delaware.  At issue was a patent that TruePosition argued was infringed by an Andrew uplink time difference of arrival (U-TDOA) mobile location system that is being deployed under a multiyear contract with a Tier 1 operator in the Middle East.  Andrew has since won two additional contracts with this customer for an expanded deployment of this strategic project which, when completed, will cover a network of thousands of cell sites.

Andrew does not believe today’s ruling will affect its Middle East customer or its installed mobile location system.  In addition, the patent at issue relates only to certain implementations using U-TDOA technology.  As a result, other Andrew Geometrix® customer installations, including E-911 systems and Mobile Location Center offerings, that use different geolocation technologies also are not impacted.

Geolocation systems installed in wireless networks are used to determine the position of mobile devices. With more than 30 customers around the world, Andrew’s Geometrix location systems have been installed by more operators than any competing system.  Geometrix precisely meets the location-based service performance, deployment, and cost requirements of operators worldwide.

About Andrew Corporation

Andrew Corporation (NASDAQ: ANDW) designs, manufactures, and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P MidCap 400 company founded in 1937.

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Geometrix is a registered trademark of Andrew Corporation.

News Media Contact:

Rick Aspan, Andrew Corporation

+1 708-236-6568 or publicrelations@andrew.com

Investor Contact:

Lisa Fortuna, Andrew Corporation

+1 708-236-6507

Forward-Looking Statements

Some of the statements in this news release are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.